 Exhibit 99.1

FOR IMMEDIATE RELEASE

WATERBURY, CONN. - (Business Wire) - February 2, 2006. DiaSys Corporation (AMEX:DYX-News), a global healthcare products company, today announced that on January 30, 2006 it received a letter from staff of the American Stock Exchange (the "AMEX") advising that the Company was not in compliance with the AMEX's listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) in that it had shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. The Staff letter indicated an intent to immediately initiate delisting proceedings.

The Company does not believe that it will be able to meet such listing requirements during its current fiscal year, ending June 30, 2006, and has elected not to appeal the AMEX staff determination. The Company's common stock has been submitted for trading on the NASD bulletin board. The Company intends to resign from the AMEX at such time as the bulletin board listing is approved.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and infectious disease test-kits to healthcare & veterinary laboratories worldwide. Headquartered in Waterbury, Connecticut USA, the Company operates in Europe through its wholly owned subsidiary based in Workingham, England and through distributors in South America. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.